EX-99.B-77D

                    WADDELL & REED INVESTED PORTFOLIOS, INC.

SUB-ITEM 77D:  Policies with respect to security investments:


        Supplement dated June 8, 2004 to Prospectus dated April 30, 2004

The following information replaces the disclosure regarding the target ranges for the allocation of the assets of each of the Portfolios in the section for each entitled "Principal Investment Strategies"

Waddell & Reed InvestEd Growth Portfolio

The Board of Directors of Waddell & Reed InvestEd Portfolios, Inc. (Fund) has established target ranges for the allocation of the Portfolio's assets. The range of Portfolio net assets invested in equity funds will be from 65% to 100%; correspondingly, the range of Portfolio net assets invested in bond and other income-producing funds will be from 35% to 0%. The Board of Directors has established the following target ranges for investment of the Portfolio's assets in specific underlying funds:

Underlying Fund                                      Investment Range
                                                     Low      High
Waddell & Reed Advisors Core Investment Fund         0%        60%
Waddell & Reed Advisors Dividend Income Fund         0%        60%
Waddell & Reed Advisors Value Fund                   0%        40%
Waddell & Reed Advisors International Growth Fund    0%        30%
Waddell & Reed Advisors Vanguard Fund                0%        30%
Waddell & Reed Advisors New Concepts Fund            0%        25%
Waddell & Reed Advisors Small Cap Fund               0%        20%
Waddell & Reed Advisors Bond Fund                    0%        25%
Waddell & Reed Advisors Government Securities Fund   0%        25%
Waddell & Reed Advisors High Income Fund             0%        25%
Waddell & Reed Advisors Global Bond Fund             0%        25%
Waddell & Reed Advisors Limited-Term Bond Fund       0%        25%
Waddell & Reed Advisors Cash Management              0%        25%


Waddell & Reed InvestEd Balanced Portfolio

The Fund's Board of Directors has established target ranges for the allocation of the Portfolio's assets. The range of Portfolio net assets invested in equity funds will be from 40% to 80%; correspondingly, the range of Portfolio net assets invested in bond and other income-producing funds will be from 60% to 20%. The Board of Directors has established the following target ranges for investment of the Portfolio's assets in specific underlying funds:

Underlying Fund                                      Investment Range
                                                     Low      High
Waddell & Reed Advisors Dividend Income Fund         0%        50%
Waddell & Reed Advisors Core Investment Fund         0%        40%
Waddell & Reed Advisors Value Fund                   0%        30%
Waddell & Reed Advisors Bond Fund                    0%        30%
Waddell & Reed Advisors Government Securities Fund   0%        30%
Waddell & Reed Advisors International Growth Fund    0%        25%
Waddell & Reed Advisors Vanguard Fund                0%        25%
Waddell & Reed Advisors High Income Fund             0%        25%
Waddell & Reed Advisors Global Bond Fund             0%        25%
Waddell & Reed Advisors Limited-Term Bond Fund       0%        25%
Waddell & Reed Advisors New Concepts Fund            0%        20%
Waddell & Reed Advisors Cash Management              0%        20%



Waddell & Reed InvestEd Conservative Portfolio

The Fund's Board of Directors has established target ranges for the allocation of the Portfolio's assets. The range of Portfolio net assets invested in bond and other income-producing funds will be from 100% to 60%; correspondingly, the range of Portfolio net assets invested in equity funds will be from 0% to 40%. The Board of Directors has established the following target ranges for investment of the Portfolio's assets in specific underlying funds:

Underlying Fund                                      Investment Range
                                                     Low      High
Waddell & Reed Advisors Limited-Term Bond Fund       0%       100%
Waddell & Reed Advisors Cash Management              0%        50%
Waddell & Reed Advisors Government Securities Fund   0%        40%
Waddell & Reed Advisors Core Investment Fund         0%        40%
Waddell & Reed Advisors Dividend Income Fund         0%        40%
Waddell & Reed Advisors Value Fund                   0%        30%
Waddell & Reed Advisors Bond Fund                    0%        10%



The following supplements the disclosure regarding the underlying funds in the section entitled "Investment Goals, Principal Strategies and Other Investments of the Underlying Funds"

Waddell & Reed Advisors Dividend Income Fund seeks to achieve its goals by investing primarily in dividend-paying common stocks that WRIMCO, the Fund's investment manager, believes also demonstrate favorable prospects for long-term capital growth. Although the Fund invests primarily in large companies, it may
invest in companies of any size.   The Fund invests primarily in domestic
securities but may also invest up to 25% of its total assets in foreign securities. There is no guarantee, however, that the Fund will achieve its goals.

WRIMCO attempts to select securities by considering a company's ability to sustain, and potentially increase, its dividend payments. It also typically considers other factors, which may include the company's:
.. established operating history
.. competitive dividend yields
.. profitability record
.. history of improving sales and profits
.. management
.. leadership position in its industry
.. stock price value

Generally, in determining whether to sell a security, WRIMCO considers many factors, including: changes in economic or market factors in general or with respect to a particular industry, changes in the market trends or other factors affecting an individual security, and changes in the relative market performance or appreciation possibilities offered by individual securities. WRIMCO may also sell a security to take advantage of more attractive investment opportunities or to raise cash.

Under normal market conditions, the Fund invests at least 80% of its net assets in dividend-paying equity securities, which may include without limitation dividend-paying common stocks, preferred stocks or convertible preferred stocks.

While the Fund invests primarily in dividend-paying equity securities, it may also invest up to 20% of its net assets in debt securities in seeking to achieve its goals. To the extent the Fund invests in debt securities, the Fund primarily invests in investment grade debt securities, which include securities rated BBB and higher by S&P or Baa and higher by Moody's or, if unrated, judged by WRIMCO to be of comparable quality.

The Fund may invest in and use other types of instruments in seeking to achieve its goals. For example, the Fund is permitted to invest in options, futures contracts, asset-backed securities and other derivative instruments if it is permitted to invest in the type of asset by which the return on, or value of, the derivative is measured.

Investing in foreign securities presents particular risks, such as currency fluctuations and political or economic conditions affecting the foreign country.

At times, when WRIMCO believes that a temporary defensive position is desirable or to achieve income, the Fund may invest up to all of its assets in debt securities including short-term cash equivalent securities. By taking a temporary defensive position, the Fund may not achieve its goal.



The following supplements the disclosure regarding the management fees of the underlying funds in the section entitled "Management Fee -- Underlying Funds"

.. for Waddell & Reed Advisors Dividend Income Fund, management fees for the fund as a percent of the fund's net assets for the fiscal period ended June 30, 2003, were 0.00% (annualized) with the voluntary waiver, by WRIMCO, of management fee expenses; 0.70% (annualized) without the voluntary waiver, by WRIMCO, of management fee expenses